STATEMENT OF PREFERENCES

                    TENNENBAUM OPPORTUNITIES PARTNERS V, LP
                          STATEMENT OF PREFERENCES OF
                              PREFERRED INTERESTS


                               TABLE OF CONTENTS

                                                                           Page

1.       Number of Authorized Preferred Interests............................10
2.       Dividends and Commitment Fees.......................................10
3.       Voting Rights.......................................................13
4.       Investment Company Act Preferred Interests Asset Coverage...........17
5.       Preferred Interests Basic Maintenance Amount..........................
6.       Restrictions on Dividends and Other Distributions...................19
7.       Rating Agency Restrictions..........................................21
8.       Redemption..........................................................22
9.       Liquidation Rights..................................................26
10.      Transfer of Preferred Interests; Certificates.......................27
11.      Preferred Partner of the Fund.......................................28
12.      Miscellaneous.......................................................28

APPENDIX A..................................................................A-1

APPENDIX B..................................................................B-1

APPENDIX C..................................................................C-1

SCHEDULE 1..................................................................S-1



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         TENNENBAUM OPPORTUNITIES PARTNERS V, LP, a Delaware limited partnership (the "Fund"), certifies that:

         First: Pursuant to authority expressly vested in the Board of Directors of the Fund by Section 5.2 of the Fund's Limited Partnership Agreement (which, as hereafter restated or amended from time to time is, together with this Statement, herein called the "Limited Partnership Agreement"), the Board of Directors has, by resolution, authorized the issuance of the Fund's preferred limited partner interests, with a liquidation preference of $20,000 per interest, plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, having such designation as is set forth in Section 1 of Appendix A hereto and such number of interests as is set forth in Section 2 of Appendix A hereto (the "Preferred Interests").

         Second: The preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, of the Preferred Interests are as follows:

                                  DEFINITIONS

         As used in this Statement (including the Appendices hereto), the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires. Terms used in this Statement that are not defined herein shall have the meanings given to such terms in the Credit Agreement, the Moody's Preferred Collateral Valuation Schedule and the S&P Preferred Collateral Valuation Schedule, as applicable:

         "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person, it being understood and agreed that TCP, TCO, the Investment Manager and their respective Affiliates shall constitute Affiliates of the Fund. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Annual Valuation Date" shall mean the last Business Day of December of each year, commencing on the date set forth in Section 4 of Appendix A hereto.

         "Applicable Margin" shall mean 0.65% per annum; provided, that in the event that the rating of the Preferred Interests has been withdrawn or downgraded to "A2" or lower by Moody's or "A" or lower by S&P, the Applicable Margin shall, five days after the date of such downgrade or withdrawal, increase to 0.75% per annum until such time as the rating of the Preferred Interests is higher than "A2" by Moody's and higher than "A" by S&P (at which time the Applicable Margin shall revert to 0.65% per annum).

         "Applicable Rate" shall have the meaning specified in subparagraph
(e)(i) of Section 2 of this Statement.

         "Auditor's Confirmation" shall have the meaning specified in paragraph (c) of Section 5 of this Statement.

         "Base Rate" shall mean, for any period, the higher of (a) the Federal Funds Effective Rate for such period, plus 0.50% per annum, and (b) the Prime Lending Rate for such period, plus 0.65% per annum.

         "Board of Directors" shall mean the Board of Directors of the Fund or any duly authorized committee thereof.

         "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except a Saturday, Sunday or other day on which commercial banks are authorized or obligated by law, regulation or executive order to close in Charlotte, North Carolina, Columbia, Maryland, Minneapolis, Minnesota, New York City or Los Angeles, California, and (ii) with respect to all notices and determinations in connection with, and payments of dividends determined by, LIBOR, any day which is a Business Day



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described in clause (i) and which is also a day on which banks in London,
England are open for dealings in U.S. dollar deposits in the London interbank market.

         "Commitment Fee" shall have the meaning specified in paragraph (h) of
Section 2 of this Statement.

         "Commitment Reduction Amount" shall have the meaning specified in paragraph (i) of Section 2 of this Statement.

         "Commitment Reduction Date" shall have the meaning specified in paragraph (i) of Section 2 of this Statement.

         "Commitment Reduction Premium" shall have the meaning specified in paragraph (i) of Section 2 of this Statement.

         "Common Interests" shall mean the common limited partner interests of the Fund.

         "Cost of Funds Rate" shall mean the rate determined pursuant to subparagraph (e)(i) of Section 2 of this Statement (not to exceed LIBOR plus 0.20% per annum).

         "CP Conduit" means a Holder which obtains a portion of its financing, either directly or indirectly, through the issuance of commercial paper notes.

         "Credit Agreement" shall mean the Credit Agreement dated as of December 15, 2006, among the Fund, various financial institutions which are, or may become, parties to the Credit Agreement as lenders, Wachovia Capital Markets, LLC, as administrative agent, lead manager and joint bookrunner, and Banc of America Securities LLC, as co-lead manager and joint bookrunner. If the Credit Agreement is no longer in effect, references to the Credit Agreement will be deemed to be references to the Credit Agreement in effect immediately prior to its termination.

         "Cure Date" shall mean the date of the Preferred Interests Basic Maintenance Cure Date or the Investment Company Act Cure Date, as the case may be.

         "Date of Original Issue" shall mean the date on which the Fund initially issued a Preferred Interest.

         "Dividend Payment Date," with respect to the Preferred Interests, shall mean any date on which dividends are payable on such interests pursuant to the provisions of paragraph (d) of Section 2 of this Statement.

         "Dividend Period," with respect to a Preferred Interest, shall mean the period from and including the Date of Original Issue to, and including, the later of March 31, 2007 and the last day of the calendar quarter in which such Date of Original Issue occurs, and each calendar quarter thereafter.

         "Excess Amount" as of any Business Day shall mean the amount, if any, by which the sum of the Outstanding Principal Amount of the loans under the Credit



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Agreement and the aggregate liquidation preference of the Outstanding
Preferred Interests as of the close of business of such Business Day exceeds the Preferred Advance Amount as of such close of business.

         "Facilities" shall have the meaning specified in subparagraph (c)(i) of Section 3 of this Statement.

         "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the FRB, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Paying Agent from three Federal Funds brokers of recognized standing selected by the Paying Agent.

         "Final Redemption Date" means December 15, 2016.

         "Fitch" means Fitch Ratings or any successor thereto.

         "FRB" shall mean the Federal Reserve Bank of New York.

         "Fund" shall mean the entity named on the first page of this Statement, which is the issuer of the Preferred Interests.

         "Holder," with respect to the Preferred Interests, shall mean the registered holder of such interests as the same appears on the register of the Fund.

         "Independent Accountant" shall mean a nationally recognized accountant, or firm of accountants, that is, with respect to the Fund, an independent public accountant or firm of independent public accountants under the Securities Act.

         "Initial Rate Period," with respect to the Preferred Interests, shall have the meaning specified in Section 3 of Appendix A hereto.

         "Investment Company Act" shall mean the Investment Company Act of 1940, as amended from time to time.

         "Investment Company Act Cure Date," with respect to the failure by the Fund to maintain the Investment Company Act Preferred Interests Asset Coverage (as required by Section 4 of this Statement) as of the last Business Day of each month, shall mean the last Business Day of the following month.

         "Investment Company Act Preferred Interests Asset Coverage" shall mean asset coverage, as defined in Section 18(h) of the Investment Company Act, of at least 200% with respect to all outstanding senior securities of the Fund which are preferred limited partner interests in the Fund including all Outstanding Preferred Interests (or such other asset coverage as may in the future be specified in or under the Investment Company Act as the minimum asset coverage for senior securities which are shares of a closed-end investment company as a condition of declaring dividends on its common shares).

         "LIBOR" shall mean, on any LIBOR Determination Date for any Rate Period, the rate determined by the Paying Agent in accordance with the following provisions:

(i) LIBOR shall equal the rate, as determined by the Paying Agent on each LIBOR Determination Date, for one-month U.S. dollar deposits which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such LIBOR Determination Date, as reported by Bloomberg Financial Markets Commodities News.

(ii) If, on any LIBOR Determination Date, such rate does not appear on the Telerate Page 3750, the Paying Agent shall determine the arithmetic mean of the offered quotations of the LIBOR Reference Banks to prime banks in the London interbank market for one-month U.S. dollar deposits by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such LIBOR Determination Date made by the Paying Agent to the LIBOR Reference Banks. If, on any LIBOR Determination Date, at least two of the LIBOR Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean. If, on any LIBOR Determination Date, only one or none of the LIBOR Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that the leading banks in New York City selected by the Paying Agent (after consultation with the Fund) are quoting on such LIBOR Determination Date for one-month U.S. dollar deposits to the principal London offices of leading banks in the London interbank market.

(iii) If the Paying Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR shall be the Base Rate for each day during such Rate Period.

         For the purposes of clause (ii) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one thirty second of a percentage point.

         "LIBOR Determination Date" means the second London Banking Day prior to the first day of each Rate Period.

         "LIBOR Reference Banks" means four major banks in the London interbank market selected by the Paying Agent.

         "Limited Partnership Agreement" shall have the meaning specified in the First certification at the opening of this Statement.

         "Liquidation Preference," with respect to a given number of Preferred Interests, shall mean $20,000 times that number.

         "London Banking Day" means any Business Day on which dealings in U.S. dollar deposits are carried on in the London interbank market.

         "Majority Lenders" shall have the meaning given to such term in the Credit Agreement.

         "Mandatory Redemption Event" shall have the meaning set forth in paragraph (b) of Section 8 of this Statement.

         "Moody's" shall mean Moody's Investors Service, Inc., or any successor thereto.

         "Moody's Preferred Advance Amount" shall have the meaning given to such term in the Moody's Preferred Collateral Valuation Schedule.

         "Moody's Preferred Advance Rate" shall have the meaning given to such term in the Moody's Preferred Collateral Valuation Schedule.

         "Moody's Preferred Collateral Valuation Schedule" shall mean the schedule attached hereto as Appendix B.

         "Moody's Preferred Valuation Procedures" shall mean the procedures prescribed by Moody's for determining the Market Value of Fund Investments as set forth in the Moody's Preferred Collateral Valuation Schedule.

         "Notice of Redemption" shall mean any notice with respect to the redemption of Preferred Interests pursuant to paragraph (c) of Section 8 of this Statement.

         "Outstanding" shall mean, as of any date with respect to the Preferred Interests, the number of such interests theretofore issued by the Fund except, without duplication, (i) any such interests theretofore cancelled or delivered for cancellation or redeemed by the Fund, (ii) any such interests as to which the Fund or any Person under the control of the Fund shall be a beneficial owner and (iii) any such interests represented by any certificate in lieu of which a new certificate has been executed and delivered by the Fund.

         "Paying Agent" shall mean Wachovia Capital Markets, LLC, or any successor thereto.

         "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Preferred Advance Amount" shall mean, at any date of determination, the lower of (i) the Preferred Advance Amount calculated using the Moody's Preferred Valuation Procedures and (ii) the Preferred Advance Amount calculated using the S&P Preferred Valuation Procedures.

         "Preferred Interests" shall have the meaning set forth in the First certification at the opening of this Statement.

         "Preferred Interests Basic Maintenance Amount," as of any Valuation Date, shall mean the dollar amount equal to the sum of (A) the product of the number of Preferred Interests Outstanding on such date multiplied by $20,000 (plus the product of the number of interests of any other preferred interests of the Fund outstanding on such date multiplied by the liquidation preference of such interests), plus any redemption premium applicable to the Preferred Interests (or other preferred interests) then subject to redemption; and (B) the Outstanding Principal Amount of any loans under the Credit Agreement.

         "Preferred Interests Basic Maintenance Cure Date," with respect to the failure by the Fund to satisfy the test set forth in paragraph (a) of
Section 5 of this Statement as of a given Valuation Date, shall mean, for so long as any amounts are outstanding under the Credit Agreement, the periods provided in Section 6.1.18 of the Credit Agreement, and otherwise shall mean the seventh Business Day following such Valuation Date.

         "Preferred Interests Basic Maintenance Report" shall mean a report signed by the President, Chief Financial Officer or Secretary of the Fund or such other Persons duly authorized by the Board of Directors of the Fund which sets forth, with respect to the Valuation Date coinciding with or next following the date of determination or calculation thereof, (i) substantially the information reported under Section 6.1.1 of the Credit Agreement, (ii) the Market Value of the assets of the Fund (seriatim and in the aggregate), as determined by reference to (A) the Moody's Preferred Collateral Valuation Schedule and (B) the S&P Preferred Collateral Valuation Schedule, (iii) the Net Asset Value of the Fund and (iv) the Preferred Interests Basic Maintenance Amount.

         "Prime Lending Rate" shall mean the rate which Wachovia Bank, National Association announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes, or if such bank ceases to exist or is not quoting a prime lending rate, such other major money center commercial bank in New York City as is selected by the Paying Agent. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wachovia Bank, National Association may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

         "Qualified Reorganization" shall have the meaning set forth in subparagraph (c)(i) of Section 3 of this Statement.

         "Quarterly Date" shall mean the 20th calendar day of each January, April, July and October, commencing in April of 2007, or, if any such day is not a Business Day, the next succeeding day that is a Business Day.

         "Rate Period" with respect to a Preferred Interest, shall mean the Initial Rate Period and any Subsequent Rate Period.

         "Rating Agency" shall mean Moody's and S&P and their respective successor entities.

         "Redemption Price" shall mean the applicable redemption price specified in paragraph (a) or (b) of Section 8 of this Statement.

         "Reporting Date" shall mean the last Business Day of each calendar month, commencing in January 2007.

         "Required Lenders" shall have the meaning given to such term in the Credit Agreement.

         "S&P" shall mean Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, or any successors thereto.

         "S&P Preferred Advance Amount" shall have the meaning given to such term in the S&P Preferred Collateral Valuation Schedule.

         "S&P Preferred Advance Rate" shall have the meaning given to such term in the S&P Preferred Collateral Valuation Schedule.

         "S&P Preferred Collateral Valuation Schedule" shall mean the schedule attached hereto as Appendix C.

         "S&P Preferred Valuation Procedures" shall mean the procedures prescribed by S&P for determining the Market Value of Fund Investments as set forth in the S&P Preferred Collateral Valuation Schedule.

         "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

         "Senior Facility" shall have the meaning specified in subparagraph
(c)(i) of Section 3 of this Statement.

         "Subsequent Rate Period" with respect to a Preferred Interest, shall mean the period from and including the first day following the Initial Rate Period to and including the last day of the calendar month in which such first day occurs, and each calendar month thereafter (or such other period agreed to in writing by the Fund and the Holders).

         "TCO" shall mean Tennenbaum & Co., LLC.

         "TCP" shall mean Tennenbaum Capital Partners, LLC.

         "Telerate Page 3750" shall mean the display page currently so designated on the Bridge Telerate Market Report (or such other page as may replace such page on such service for the purpose of displaying comparable rates).

         "Termination Date" shall mean December 15, 2016, or such other date, if any, given to such term in the Limited Partnership Agreement.

         "Total Maximum Commitment" shall mean, at any time prior to June 15, 2009, $242,000,000, as such amount may be reduced as provided in paragraph (i) of Section 2 of this Statement or increased as provided in paragraph (j) of
Section 2 of this Statement.

         "United States" or "U.S." means the United States of America, its 50 States, the District of Columbia and the Commonwealth of Puerto Rico.

         "Unutilized Commitment" shall mean, at any time prior to June 15, 2009, the amount, if any, by which the Total Maximum Commitment exceeds the aggregate Liquidation Preference of the Preferred Interests then Outstanding.

         "Valuation Date" shall mean, for purposes of determining whether the Fund is maintaining a Moody's Preferred Advance Amount and an S&P Preferred Advance Amount at least equal to the Preferred Interests Basic Maintenance Amount, (i) each Friday that is a Business Day, or for any Friday that is not a Business Day, the immediately preceding Business Day, (ii) the third Business Day preceding each date on which any dividend is proposed to be paid on Common Interests, (iii) the Date of Original Issue and (iv) any other date for which a Preferred Interests Basic Maintenance Report must be prepared.

         "Voting Period" shall have the meaning specified in subparagraph
(b)(i) of Section 3 of this Statement.

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1.       Number of Authorized Preferred Interests.

         The number of authorized interests constituting the Preferred Interests shall be as set forth with respect to such series in Section 2 of Appendix A hereto.

2.       Dividends and Commitment Fees.

         (a) Ranking. The Preferred Interests shall rank on a parity with each other, and with interests of any other preferred interests permitted by this Statement, as to the payment of dividends by the Fund.

         (b) Cash Dividends. The Holders of the Preferred Interests shall be entitled to receive, when, as and if declared by the Board of Directors or by any Person or Persons designated by the Board of Directors, out of funds legally available therefor in accordance with the Limited Partnership Agreement and applicable law, cumulative cash dividends at the Applicable Rate, determined as set forth in paragraph (e) of this Section 2, and no more, payable on the Dividend Payment Dates determined pursuant to paragraph (d) of this Section 2. Holders of Preferred Interests shall not be entitled to any dividend, whether payable in cash, property or interests, in excess of full cumulative dividends, as herein provided, on Preferred Interests. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Interests which may be in arrears, and, except to the extent set forth in subparagraph (e)(i) of this Section 2, no additional sum of money shall be payable in respect of any such arrearage. Notwithstanding the foregoing, the Holders of the Preferred Interests shall be entitled to the benefit, mutatis mutandis, of the provisions of Sections 3.4.4, 3.4.5, 3.6 and 3.7 of the Credit Agreement (as in effect on the Date of Original Issue), subject, however, to the limitations applicable thereto and the related rights of the Fund with respect thereto as set forth in the Credit Agreement (including the provisions of Section 3.4.6 of the Credit Agreement) (as in effect on the Date of Original Issue). In the event that a Holder of Preferred Interests invokes the benefit of any such provision in a manner which results in such Holder charging to the Fund increased costs in excess of those being generally charged by the other Holders or becoming incapable of maintaining its ownership of such Preferred Interests, the Fund shall have the right, if no Mandatory Redemption Event then exists, to compel such Holder (the "Replaced Holder") to transfer its Preferred Interests to one or more Persons meeting the requirements of Section 10 and reasonably acceptable to the Paying Agent (collectively, the "Replacement Holder"); provided, however, that (i) at the time of any replacement pursuant to this provision, the Replacement Holder shall purchase all of the Preferred Interests of the Replaced Holder and, in connection therewith, shall pay to the Replaced Holder in respect thereof an amount equal to the liquidation preference of, and all accumulated but unpaid dividends on, all such Preferred Interests held by the Replaced Holder, and (ii) all amounts owing to the Replaced Holder in respect of its Preferred Interests (other than those specifically described in clause
(i) above in respect of which the purchase price has been, or is concurrently being, paid) shall be paid in full by the Fund to such Replaced Holder concurrently with such replacement. Upon the payment of amounts referred to in clauses (i) and (ii) above, the recordation of the transfer on the

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record books of the Fund and delivery to the Replacement Holder of a certificate representing the purchased Preferred Interests executed by the Fund, the Replacement Holder shall become a Holder and the Replaced Holder shall cease to constitute a Holder.

         (c) Dividends Cumulative From Date of Original Issue. Dividends on the Preferred Interests shall accumulate at the Applicable Rate in effect from time to time from the Date of Original Issue thereof.

         (d) Dividend Payment Dates. The Dividend Payment Dates with respect to the Preferred Interests shall be as set forth in Section 5 of Appendix A hereto.

         (e) Dividend Rates and Calculation of Dividends.

              (i) Dividend Rates. The dividend rate on the Preferred Interests during the period from and after the Date of Original Issue for each Rate Period shall be equal to (A) LIBOR plus the Applicable Margin, in the case of a Holder that is not a CP Conduit, and (B) the higher of (x) LIBOR plus the Applicable Margin and (y) the applicable Cost of Funds Rate plus the Applicable Margin, in the case of a Holder that is a CP Conduit; provided, that following any failure to declare and pay dividends on any Dividend Payment Date (and until such dividends are paid), any mandatory redemption date under
          Section 8 or the Final Redemption Date, such dividend rate shall be LIBOR plus 3.00% per annum, which shall also be applied to the amount of any unpaid dividend on any Dividend Payment Date until such dividend is paid (the rate per annum at which dividends are payable on the Preferred Interests for any Rate Period being herein referred to as the "Applicable Rate").

              (ii) Each Holder that is a CP Conduit shall, no later than the fifth Business Day following the end of each calendar quarter, furnish to the Paying Agent at the special address specified for such purpose in Schedule 1 hereto such Holder's written determination, in excel format, of its Cost of Funds Rate (subject to the cap set forth in the definition thereof) plus the Applicable Margin, and the resulting dividend amount payable to such Holder, for such preceding calendar quarter, provided, that such Holder need only furnish such written determination of such Cost of Funds Rate plus the Applicable Margin and resulting dividend amount payable if the dividend amount payable to such Holder would exceed the dividend amount payable to such Holder if such dividend were calculated using LIBOR plus the Applicable Margin. The Paying Agent shall compile any such determinations timely received from the Holders and furnish them to the Fund no later than the 10th Business Day following the end of each calendar quarter. If any such written determination of dividends payable based on the Cost of Funds Rate is not received by the Fund from the Paying Agent in a timely manner, dividends payable on the affected Preferred Interests on the immediately succeeding Dividend Payment Date shall be calculated on the basis of LIBOR plus the Applicable Margin. Each Holder furnishing any such determination of its Cost of Funds Rate shall represent to the Fund that such determination constitutes such Holder's good faith calculation of its actual cost of funding, and such representation shall, absent demonstrable error, be final and conclusive and binding on all parties (subject to timely receipt thereof by the Fund in accordance with the foregoing sentence).

              (iii) Calculation of Dividends. The amount of dividends payable on the Preferred Interests on any date on which dividends shall be payable on such interests shall be computed by multiplying the Applicable Rate for such interests in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 360, and applying the rate obtained against the Liquidation Preference.

         (f) Dividends Paid to Holders. Each dividend on Preferred Interests shall be paid in immediately available funds by 10:00 a.m. (Los Angeles time) on the Dividend Payment Date therefor to the Paying Agent (to the account identified to the Fund by the Paying Agent) for distribution to the Holders thereof as their names appear on the record books of the Fund on the Business Day next preceding such Dividend Payment Date. The Fund shall, on or before the Business Day preceding each Dividend Payment Date, provide the Paying Agent with the names of the then-current Holders appearing on the record books of the Fund.

         (g) Dividends Credited Against Earliest Accumulated but Unpaid Dividends. Any dividend payment made on Preferred Interests shall first be credited against the earliest accumulated but unpaid dividends due with respect to such Preferred Interests. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Fund on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors or the Person or Persons designated by the Board of Directors.

         (h) Commitment Fee. The Holders of the Preferred Interests shall be entitled to receive, on each Quarterly Date on or prior to the Quarterly Date following June 15, 2009, a non-refundable fee ("Commitment Fee") equal to their pro rata percentage (based on the Liquidation Preferences of their respective Preferred Interests) of the aggregate amount of, with respect to each day during the calendar quarter (or portion thereof) preceding such Quarterly Date, the Unutilized Commitment (if any) with respect to such day multiplied by 0.15% per annum (calculated on an actual/360-day basis).

         (i) The Fund may, from time to time on any Business Day (a "Commitment Reduction Date"), voluntarily reduce the amount of the Total Maximum Commitment; provided, that (i) all such reductions shall (x) require at least five (5) Business Days' prior notice to the Paying Agent and each Holder, (y) apply proportionately to each Holder and (z) permanently reduce the Total Maximum Commitment by the amount of such reduction (the "Commitment Reduction Amount"), (ii) any partial reduction of the Total Maximum Commitment shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000 for amounts in excess thereof, (iii) no such reduction shall reduce the Total Maximum Commitment to an amount less than the sum of the aggregate Liquidation Preference of the Preferred Interests then Outstanding, and (iv) if such reduction occurs on or prior to December 15, 2008, the Fund shall have paid the Commitment Reduction Premium to the Holders, ratably according to the respective Liquidation Preference of their Preferred Interests as of the related Commitment Reduction Date.

                  "Commitment Reduction Premium" shall mean, with respect to any Commitment Reduction Date occurring on or prior to December 15, 2008, an amount equal to a percentage of the Commitment Reduction Amount, which percentage shall be determined by linear interpolation (and rounded to the nearest 0.0001%) during the period from December 15, 2006, as to which the percentage shall be 0.5%, through December 15, 2008, as to which the percentage shall be 0.1%.

         (j) The Fund may, on any Business Day on or prior to March 31, 2007, increase the amount of the Total Maximum Commitment up to a maximum amount of $500,000,000; provided, that (i) only one such increase shall be made, (ii) such increase shall (x) require at least ten (10) Business Days' prior written notice to the Paying Agent and each Holder, (y) be consented to by the Paying Agent, which consent shall not be unreasonably withheld or delayed, and (z) be subject to the Rating Agency Condition with respect to S&P, (iii) such increase shall be in a minimum amount of $25,000,000 and in an integral multiple of $1,000,000 for amounts in excess thereof, (iv) such increase shall be subject to the Fund obtaining sufficient additional commitments from existing Holders or additional investors meeting the requirements set forth in
Section 10 of this Statement and (v) at the time of such increase, and after giving effect thereto, the conditions set forth in Section 1 of Appendix A hereto shall be satisfied.

3.       Voting Rights.

         (a) One Vote Per Preferred Interest. Except as otherwise provided in the Limited Partnership Agreement or as otherwise required by law, each Holder of Preferred Interests shall be entitled to one vote for each Preferred Interest held by such Holder on each matter affecting such Preferred Interests submitted to a vote of the partners of the Fund; provided, however, that, at any meeting of the partners of the Fund held for the election of directors, the holders of outstanding preferred interests, including the Preferred Interests, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of limited partner interests in the Fund, to elect two directors of the Fund, each of the Preferred Interests entitling the holder thereof to one vote. Subject to paragraph (b) of this Section 3, the holders of outstanding Common Interests and preferred interests, including the Preferred Interests, voting together as a single class, shall elect the balance of the directors.

         (b) Voting For Additional Directors.

              (i) Voting Period. Except as otherwise provided in the Limited Partnership Agreement or as otherwise required by law, during any period in which any one or more of the conditions described in clause (A) or (B) of this subparagraph (b)(i) shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of preferred interests, including the Preferred Interests, would constitute a majority of the Board of Directors as so increased by such smallest number, and the holders of preferred interests, including the Preferred Interests, shall be entitled, voting their interests as a class on a one-vote-per-interest basis (to the exclusion of the holders of all other securities and classes of limited partner interests in the
          Fund), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect. A Voting Period shall commence:

                              (A) if at the close of business on any Dividend
                         Payment Date accumulated dividends (whether or not earned or declared) on any Outstanding Preferred Interests, equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited for the payment of such accumulated dividends; or

                              (B) if at any time holders of preferred
                         interests, including the Preferred Interests, are entitled under the Investment Company Act to elect a majority of the directors of the Fund.

         Upon the termination of a Voting Period, the voting rights described in this subparagraph (b)(i) shall cease, subject always, however, to the reverting of such voting rights in the Holders upon the further occurrence of any of the events described in this subparagraph (b)(i).

              (ii) Notice of Special Meeting. As soon as practicable after the accrual of any right of the holders of preferred interests, including the Preferred Interests, to elect additional directors as described in subparagraph (b)(i) of this Section 3, the Board of Directors of the Fund shall call a special meeting of such holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than seven nor more than 45 days after the date of mailing of such notice. If the Board of Directors does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of preferred interests, including the Preferred Interests, held during a Voting Period at which directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of limited partner interests in the Fund), shall be entitled to elect the number of directors prescribed in subparagraph (b)(i) of this
          Section 3 on a one-vote-per-interest basis.

              (iii) Terms of Office of Existing Directors. The terms of office of all persons who are directors of the Fund at the time of a special meeting of Holders and holders of other preferred interests to elect directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent directors elected by the Holders and such other holders of preferred interests and the remaining incumbent directors elected by the holders of the Common Interests, shall constitute the duly elected directors of the Fund.

              (iv) Terms of Office of Certain Directors to Terminate Upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional directors elected by the Holders and holders of other preferred interests pursuant to subparagraph (b)(i) of this Section 3 shall terminate, the remaining directors shall constitute the directors of the Fund and the voting rights of the Holders and such other holders to elect additional directors pursuant to subparagraph (b)(i) of this Section 3 shall cease, subject to the provisions of the last sentence of subparagraph (b)(i) of this Section 3.

         (c) Holders of Preferred Interests to Vote on Certain Other Matters.

              (i) Changes in Capitalization Structure. So long as any Preferred Interests are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least a majority (or in the case of clause (A) below, at least 66?%, or in the case of clause (D) below, 100%) of the Preferred Interests Outstanding at the time and voting on such matter, in person or by proxy, either in writing or at a meeting, voting as a separate class: (A) authorize, create or issue any interests ranking on a parity with (or senior to) the Preferred Interests with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, provided that the Fund obtains confirmation from S&P (if S&P is then rating the Preferred Interests at the request of the Fund) and Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund) that the issuance of such interests would not cause such Rating Agency to reduce, at that time, the rating then assigned by such Rating Agency to the Fund's senior secured revolving credit facility (the "Senior Facility") or the Preferred Interests (collectively, the "Facilities") and the issuance of any such interests would not cause the Fund to violate or breach any provision of the Credit Agreement); (B) amend, supplement or otherwise modify the Credit Agreement except in a manner that does not result in any Rating Agency reducing or withdrawing its rating of the Preferred Interests; (C) amend, alter or repeal the provisions of the Limited Partnership Agreement or this Statement, whether by merger, consolidation or otherwise, so as to materially and adversely affect in the aggregate the preferences, rights or powers of such Preferred Interests; or (D) reduce the Liquidation Preference of the Preferred Interests; reduce the

          Applicable Rate or Applicable Margin or otherwise reduce the dividend rate payable on the Preferred Interests; change the scheduled Dividend Payment Dates on the Preferred Interests; or grant any extension of the Final Redemption Date or any other final payment date in respect of the Preferred Interests; provided, however, that (I) a division of Preferred Interests will not be deemed to affect such preferences, rights or powers, (II) the authorization, creation and issuance of classes or series of interests ranking junior to the Preferred Interests with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund will not be deemed to affect such preferences, rights or powers unless such issuance would, at the time thereof, cause the Fund not to satisfy the Investment Company Act Preferred Interests Asset Coverage or any provision of the Credit Agreement and (III) a reorganization of the Fund so that all or substantially all of its business is conducted by Tennenbaum Opportunities Fund V, LLC, will be deemed not to affect such preferences, rights or powers; provided that such reorganization does not adversely affect the ratings of the Preferred Interests at that time by any rating agency then rating the Preferred Interests at the request of the Fund (a "Qualified Reorganization"). So long as any of the Preferred Interests are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least 662/3% of the Preferred Interests Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent.

              (ii) Investment Company Act Matters. Unless a higher percentage is provided for in the Limited Partnership Agreement, (A) the affirmative vote of the Holders of at least a "majority of the Outstanding Preferred Interests" at the time, voting as a separate class, shall be required to approve any conversion of the Fund from a closed-end to an open-end investment company and (B) the affirmative vote of the Holders of a "majority of the Outstanding Preferred Interests," voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the Investment Company Act) adversely affecting such interests; provided that a Qualified Reorganization will be deemed not to adversely affect any such interests. The affirmative vote of the holders of a "majority of the Outstanding Preferred Interests," voting as a separate class, shall be required to approve any action not described in the first sentence of this Section 3(c)(ii) requiring a vote of security holders of the Fund under Section 13(a) of the Investment Company Act. For purposes of the foregoing, "majority of the Outstanding Preferred Interests" means (A) 66?% or more of such interests present at a meeting, if the Holders of more than 50% of such interests are present or represented by proxy, or (B) more than 50% of such interests, whichever is less. In the event a vote of Holders of Preferred Interests is required pursuant to the provisions of Section 13(a) of the Investment Company Act, the Fund shall, not later than five Business Days prior to the date on which such vote is to be taken, notify Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund) and S&P (if S&P is then rating the Preferred Interests at the request of the Fund) that such vote is to be taken and the nature of the action with respect to which such vote is to be taken. The Fund shall, not later than five Business Days after the date on which such vote is taken, notify Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund) and S&P (if S&P is then rating the Preferred Interests at the request of the Fund) of the results of such vote.

         (d) Voting Rights Set Forth Herein Are Sole Voting Rights. Unless otherwise required by law, the Holders of Preferred Interests shall not have any relative preferences, rights or powers or other special rights (including voting rights) other than those specifically set forth herein.

         (e) No Preemptive Rights Or Cumulative Voting. The Holders of Preferred Interests shall have no preemptive rights or rights to cumulative voting.

         (f) Voting For Directors Sole Remedy For Fund's Failure To Pay Dividends. In the event that the Fund fails to pay any dividends on the Preferred Interests, the exclusive remedy of the Holders shall be the right to vote for directors pursuant to the provisions of this Section 3.

         (g) Holders Entitled To Vote. For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by this Statement, by the other provisions of the Limited Partnership Agreement, by statute or otherwise, no Holder shall be entitled to vote any Preferred Interest and no Preferred Interest shall be deemed to be "outstanding" for the purpose of voting or determining the number of interests required to constitute a quorum if, prior to or concurrently with the time of determination of interests entitled to vote or interests deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption with respect to such interests shall have been mailed as provided in paragraph
(c) of Section 8 of this Statement and the Redemption Price for the redemption of such interests shall have been deposited in trust with the Paying Agent for that purpose. No Preferred Interest held by the Fund shall have any voting rights or be deemed to be outstanding for voting or other purposes.

4.       Investment Company Act Preferred Interests Asset Coverage.

         The Fund shall maintain, as of the last Business Day of each month in which any Preferred Interests are Outstanding, the Investment Company Act Preferred Interests Asset Coverage.

5.       Preferred Interests Basic Maintenance Amount.

         (a) So long as Preferred Interests are Outstanding, the Fund shall determine on each Valuation Date whether each of (i) the Moody's Preferred Advance Amount calculated using the Moody's Preferred Advance Rate as of such Valuation Date (if Moody's is then rating the Preferred Interests at the request of the Fund) and (ii) the S&P Preferred Advance Amount calculated using the S&P Preferred Advance Rate as of such

Business Day (if S&P is then rating the Preferred Interests at the request of the Fund) is at least equal to the Preferred Interests Basic Maintenance Amount as of such Valuation Date. In addition, the Fund shall within 10 Business Days of each Reporting Date deliver a Preferred Interests Basic Maintenance Report to the Paying Agent and each Holder.

         (b) On or before 5:00 P.M., New York City time, on the third Business Day after a Valuation Date on which the Fund fails to maintain the Moody's Preferred Advance Amount or the S&P Preferred Advance Amount, as determined in accordance with paragraph (a) of this Section 5, at least equal to the Preferred Interests Basic Maintenance Amount, and on the third Business Day after the Preferred Interests Basic Maintenance Cure Date with respect to such Valuation Date, the Fund shall complete and deliver to Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund), S&P (if S&P is then rating the Preferred Interests at the request of the Fund), the Paying Agent and each Holder a Preferred Interests Basic Maintenance Report as of the date of such failure or such Preferred Interests Basic Maintenance Cure Date, as the case may be. The Fund shall also deliver a Preferred Interests Basic Maintenance Report to Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund), S&P (if S&P is then rating the Preferred Interests at the request of the Fund), the Paying Agent and each Holder as of any Annual Valuation Date, in each case on or before the third Business Day after such date. A failure by the Fund to deliver a Preferred Interests Basic Maintenance Report pursuant to the preceding sentence shall be deemed to be delivery of a Preferred Interests Basic Maintenance Report indicating non-compliance by the Fund with the test set forth in paragraph (a) of this Section 5.

         (c) Within ten Business Days after the date of delivery of a Preferred Interests Basic Maintenance Report relating to an Annual Valuation Date, the Fund shall cause the Independent Accountant to confirm in writing to Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund and does not waive such confirmation), the Paying Agent and each Holder, (i) the mathematical accuracy of the calculations reflected in such report (and in any other Preferred Interests Basic Maintenance Report, randomly selected by the Independent Accountant, that was prepared by the Fund during the quarter ending on such Annual Valuation Date), (ii) that, in such report (and in such randomly selected report), the Fund determined in accordance with this Statement whether the Fund had, at such Annual Valuation Date (and at the Valuation Date addressed in such randomly selected report), a Moody's Preferred Advance Amount calculated using the Moody's Preferred Advance Rate (if Moody's is then rating the Preferred Interests at the request of the Fund) at least equal to the Preferred Interests Basic Maintenance Amount and (iii) that the Market Value of the Fund's portfolio has been determined in accordance with the Fund's valuation procedures, as amended from time to time, and to the extent prices for Fund assets are obtained from third parties or market prices the Independent Accountant shall verify such prices, and in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences that the Fund has (such information is herein called the "Auditor's Confirmation"). Within 60 days after the end of each fiscal year of the Fund, the Fund shall deliver to Moody's and S&P, the Paying Agent and each Holder financial statements of the Fund as at the end of and for such fiscal year together with the independent registered public accounting firm's report thereon.

         (d) Within ten Business Days after the date of delivery of a Preferred Interests Basic Maintenance Report in accordance with paragraph (b) of this Section 5 relating to any Valuation Date on which the Fund failed to satisfy the test set forth in paragraph (a) of this Section 5, and relating to the Preferred Interests Basic Maintenance Cure Date with respect to such failure to satisfy the test set forth in paragraph (a) of this Section 5, the Fund shall cause the Independent Accountant to provide to Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund and does not waive such confirmation), the Paying Agent and each Holder an Auditor's Confirmation as to such Preferred Interests Basic Maintenance Report.

         (e) If any Auditor's Confirmation delivered pursuant to paragraph (c) or (d) of this Section 5 shows that an error was made in the Preferred Interests Basic Maintenance Report for a particular Valuation Date for which such Auditor's Confirmation was required to be delivered, or shows that a different Moody's Preferred Advance Amount was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Fund, and the Fund shall accordingly amend and deliver the Preferred Interests Basic Maintenance Report to Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund), the Paying Agent and each Holder promptly following receipt by the Fund of such Auditor's Confirmation.

         (f) On or before 5:00 p.m., New York City time, on the third Business Day after any of (i) the Fund shall have repurchased Common Interests, (ii) the ratio of the S&P Preferred Advance Amount to the Preferred Interests Basic Maintenance Amount is less than 110%, or (iii) whenever requested by Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund) or S&P (if S&P is then rating the Preferred Interests at the request of the Fund), the Fund shall complete and deliver to Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund), S&P (if S&P is then rating the Preferred Interests at the request of the Fund), as the case may be, the Paying Agent and each Holder a Preferred Interests Basic Maintenance Report as of the date of such event or as of the date requested, as the case may be.

6.       Restrictions on Dividends and Other Distributions.

         (a) Dividends on Interests Other than the Preferred Interests. Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on any limited partner interests in the Fund ranking, as to the payment of dividends, on a parity with the Preferred Interests for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the interests of each series of the Preferred Interests through its most recent Dividend Payment Date. When dividends are not paid in full upon the Preferred Interests through its most recent Dividend Payment Date or upon any other interests in the Fund ranking on a parity as to the payment of dividends with the Preferred Interests through their most recent respective dividend payment dates, all dividends declared upon the Preferred Interests and any other such interests ranking on a parity as to the payment of dividends with Preferred Interests shall be declared pro rata so that the amount of dividends declared per interest on Preferred Interests and such other interests shall in all cases bear to each other the same ratio that accumulated dividends per interest on the Preferred Interests and such other interests bear to each other (for purposes of this sentence, the amount of dividends declared per interest of Preferred Interests shall be based on the Applicable Rate for the Dividend Periods during which dividends were not paid in full).

         (b) Dividends and Other Distributions with Respect to Common Interests Under the Investment Company Act. The Fund shall not declare any dividend (except a dividend payable in Common Interests), or declare any other distribution, upon the Common Interests, or purchase Common Interests, unless in every such case the Preferred Interests have, at the time of any such declaration or purchase, an asset coverage (as defined in and determined pursuant to the Investment Company Act) of at least 200% (or such other asset coverage as may in the future be specified in or under the Investment Company Act as the minimum asset coverage for senior securities which are shares or stock of a closed-end investment company as a condition of declaring dividends on its common shares or stock) after deducting the amount of such dividend, distribution or purchase price, as the case may be.

         (c) Other Restrictions on Dividends and Other Distributions. For so long as any Preferred Interests are Outstanding, and except as set forth in paragraph (a) of this Section 6 and paragraph (c) of Section 9 of this Statement, (i) the Fund shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in interests of, or in options, warrants or rights to subscribe for or purchase, Common Interests or other interests, if any, ranking junior to the Preferred Interests as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Interests or any other interests of the Fund ranking junior to the Preferred Interests as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Interests or any other such junior interests (except by conversion into or exchange for interests of the Fund ranking junior to the Preferred Interests as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless (A) full cumulative dividends on the Preferred Interests through the most recently ended Dividend Period and all Commitment Fees and Commitment Reduction Premiums then payable shall have been paid or shall have been declared and sufficient funds for the payment thereof deposited with the Paying Agent, and (B) the Fund has redeemed the full number of Preferred Interests required to be redeemed by any provision for mandatory redemption pertaining thereto, and (ii) the Fund shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in interests of, or in options, warrants or rights to subscribe for or purchase, Common Interests or other interests, if any, ranking junior to the Preferred Interests as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of Common Interests or any other interests of the Fund ranking junior to the Preferred Interests as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Interests or any other such junior interests (except by conversion into or exchange for interests of the Fund ranking junior to Preferred Interests as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless immediately after such transaction each of (i) the Moody's Preferred Advance Amount calculated using the Moody's Preferred Advance Rate as of such Business Day (if Moody's is then rating the Preferred Interests at the request of the Fund) and (ii) the S&P Preferred Advance Amount calculated using the S&P Preferred Advance Rate as of such Business Day (if S&P is then rating the Preferred Interests at the request of the Fund) is at least equal to the Preferred Interests Basic Maintenance Amount.

7.       Rating Agency Restrictions.

         Except as otherwise permitted by the then-current guidelines of Moody's (if Moody's is then rating the Preferred Interests at the request of the Fund) and S&P (if S&P is then rating the Preferred Interests at the request of the Fund) as set forth herein and in the Credit Agreement with respect to the Senior Facility or other pertinent written guidelines published by the applicable Rating Agency, for so long as any Preferred Interests are Outstanding and Moody's or S&P, or both, is rating such interests at the request of the Fund, the Fund will not, unless it has received the prior written confirmation from Moody's or S&P, or both, as applicable, that any such action would not at that time impair the rating then assigned by such Rating Agency to the Preferred Interests, engage in any one or more of the following transactions:

         (a) borrow money, except that the Fund may, without obtaining the written confirmation described above, borrow money if (i) the test set forth in paragraph (a) of Section 5 of this Statement would continue to be satisfied after giving effect to such borrowing; (ii) such borrowing (A) is privately arranged with a bank or other person and is evidenced by a promissory note or other evidence of indebtedness that is not intended to be publicly distributed or (B) is for "temporary purposes," is evidenced by a promissory note or other evidence of indebtedness and is in an amount not exceeding five percent (5%) of the value of the total assets of the Fund at the time of the borrowing; for purposes of the foregoing, "temporary purposes" means that the borrowing is to be repaid within sixty days and is not to be extended or renewed; and (iii) such borrowing is permitted under the Credit Agreement;

         (b) permit more than 25,000 Preferred Interests to be Outstanding at any one time or issue any interests ranking prior to or on a parity with Preferred Interests with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Fund;

         (c) merge or consolidate into or with any other entity;

         (d) enter into reverse repurchase agreements; or

         (e) if the Preferred Interests are rated by S&P at the request of the Fund, engage in interest rate swaps, caps and floors, except that the Fund may, without obtaining the written consent of S&P described above, engage in swaps, caps and floors if: (i) the counterparty to the swap transaction has a short-term rating of "A-1" or better from S&P or, if the counterparty does not have a short-term rating, the counterparty's senior unsecured long-term debt rating from S&P is "A-" or higher, and (ii) the interest rate swap transaction will be marked-to-market weekly.

8.       Redemption.

         (a) Optional Redemption.

              (i) Subject to the provisions of subparagraph (iii) of this paragraph (a) and the terms of Section 6.2.5 of the Credit Agreement, the Preferred Interests may be redeemed, at the option of the Fund, as a whole or from time to time in part, on any Dividend Payment Date, out of funds legally available therefor, at a redemption price per interest equal to the sum of $20,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption, and any Commitment Fees or Commitment Reduction Premiums then payable; provided, however, that Preferred Interests may not be redeemed in part if after such partial redemption fewer than 200 interests remain Outstanding.

              (ii) If fewer than all of the outstanding Preferred Interests are to be redeemed pursuant to subparagraph (i) of this paragraph
          (a), the number of interests to be redeemed shall be determined by the Board of Directors or its designee, and such interests shall be redeemed pro rata from the Holders of the Preferred Interests in proportion to the number of interests held by such Holders.

              (iii) The Fund may not on any date mail a Notice of Redemption pursuant to paragraph (c) of this Section 8 in respect of a redemption contemplated to be effected pursuant to this paragraph
          (a) unless on such date the Fund has available liquid securities having a value not less than the amount (including any applicable Commitment Fees or premium) due to Holders of Preferred Interests by reason of redemption of such interests on such redemption date, and
          (b) each of (i) the Moody's Preferred Advance Amount calculated using the Moody's Preferred Advance Rate as of such Business Day (if Moody's is then rating the Preferred Interests at the request of the
          Fund) and (ii) the S&P Preferred Advance Amount calculated using the S&P Preferred Advance Rate as of such Business Day (if S&P is then rating the Preferred Interests at the request of the Fund) is at least equal to the Preferred Interests Basic Maintenance Amount, and would at least equal the Preferred Interests Basic Maintenance Amount immediately subsequent to such redemption if such redemption were to occur on such date and any Preferred Interests remained Outstanding after such redemption.

         (b) Mandatory Redemption. The Fund shall redeem, at a redemption price equal to $20,000 per interest plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of Directors for redemption, certain of the Preferred Interests, subject to compliance with the provisions of the Credit Agreement, including Section
6.1.18 thereof, and the Pledge and Intercreditor Agreement, if the Fund (i) fails to have (A) a Moody's Preferred Advance Amount calculated using the Moody's Preferred Advance Rate as of such Business Day (if Moody's is then rating the Preferred Interests at the request of the Fund) and (B) an S&P Preferred Advance Amount calculated using the S&P Preferred Advance Rate as of such Business Day (if S&P is then rating the Preferred Interests at the request of the Fund) at least equal to the Preferred Interests Basic Maintenance Amount, or (ii) fails to maintain the Investment Company Act Preferred Interests Asset Coverage, or (iii) experiences an event that would constitute an Event of Default (as defined in the Credit Agreement), whether or not the Credit Agreement is then in effect, and such failure is not, as applicable, (x) cured on or before the Preferred Interests Basic Maintenance Cure Date, (y) cured on or before the Investment Company Act Cure Date, or (z) cured in accordance with the terms of the Credit Agreement (any such event in clause (i), (ii) or (iii), a "Mandatory Redemption Event"). The number of Preferred Interests to be redeemed shall be equal to the lesser of (i) the minimum number of Preferred Interests the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would have resulted in the Fund's having (A) a Moody's Preferred Advance Amount calculated using the Moody's Preferred Advance Rate as of such Business Day (if Moody's is then rating the Preferred Interests at the request of the Fund) and (B) an S&P Preferred Advance Amount calculated using the S&P Preferred Advance Rate as of such Business Day (if S&P is then rating the Preferred Interests at the request of the Fund) at least equal to the Preferred Interests Basic Maintenance Amount, or maintaining the Investment Company Act Preferred Interests Asset Coverage, as the case may be, on such Cure Date (provided, however, that if there is no such minimum number of Preferred Interests the redemption or retirement of which would have had such result, all Preferred Interests then Outstanding shall be redeemed), and (ii) the maximum number of Preferred Interests that can be redeemed out of funds expected to be legally available therefor in accordance with the Limited Partnership Agreement and permitted to be paid under the Credit Agreement, as applicable, and applicable law, provided, however, that under no circumstances shall the Preferred Interests be redeemed in part if fewer than 200 of such interests would remain outstanding after such redemption. In determining the Preferred Interests required to be redeemed in accordance with the foregoing, the Fund shall allocate the number required to be redeemed to satisfy the Preferred Interests Basic Maintenance Amount, the Investment Company Act Preferred Interests Asset Coverage or the requirements of the Credit Agreement, as the case may be, pro rata among Preferred Interests. The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be earlier than 10 days nor later than 30 days after such Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of the Preferred Interests which are subject to redemption or retirement or the Fund otherwise is unable to effect such redemption on or prior to 30 days after such Cure Date, the Fund shall redeem those Preferred Interests which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. Notwithstanding anything to the contrary contained in this Statement, all of the Preferred Interests will be redeemed on the Final Redemption Date pursuant to procedures established by the Board of Directors.

         (c) Notice of Redemption. If the Fund shall determine or be required to redeem Preferred Interests pursuant to paragraph (a) or (b) of this Section 8, it shall send a Notice of Redemption with respect to such redemption by nationally recognized overnight delivery service, postage prepaid, (i) to each Holder of the Preferred Interests to be redeemed, at such Holder's address as the same appears on the record books of the Fund on the record date established by the Board of Directors and (ii) to S&P, if S&P is then rating the Preferred Interests at the request of the Fund, and to Moody's, if Moody's is then rating the Preferred Interests at the request of the Fund. Such Notice of Redemption shall be so mailed not less than five nor more than 45 calendar days prior to the date fixed for redemption. Each such Notice of Redemption shall state: (i) the redemption date; (ii) the number of Preferred Interests to be redeemed; (iii) the Redemption Price; (iv) the place or places where the certificate(s) for such interests (properly endorsed or assigned for transfer, if the Board of Directors or its designee shall so require and the Notice of Redemption shall so state) are to be surrendered for payment of the Redemption Price (such surrender being required only in connection with the redemption of all the Preferred Interests held by a Holder); (v) that dividends on the interests to be redeemed will cease to accumulate on such redemption date; and
(vi) the provisions of this Section 8 under which such redemption is made. If fewer than all the Preferred Interests held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number of interests to be redeemed from such Holder. The Fund may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to paragraph (a) of this Section 8 that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

         (d) No Redemption Under Certain Circumstances. Notwithstanding the provisions of paragraph (a) or (b) of this Section 8, if any dividends on the Preferred Interests (whether or not earned or declared) are in arrears, no Preferred Interests shall be redeemed unless all Outstanding Preferred Interests are simultaneously redeemed, and the Fund shall not purchase or otherwise acquire any Preferred Interests; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding Preferred Interests pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to Holders of all Outstanding Preferred Interests.

         (e) Absence of Funds Available for Redemption. To the extent that any redemption for which a Notice of Redemption has been mailed is not made by reason of the absence of legally available funds therefor in accordance with the Limited Partnership Agreement and applicable law or not being permitted to be paid under the Credit Agreement, such redemption shall be made as soon as practicable to the extent such funds become available and/or are then permitted to be paid under the Credit Agreement. Failure to redeem Preferred Interests shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Fund shall have failed, for any reason whatsoever, to pay the Redemption Price with respect to any interests for which such Notice of Redemption has been mailed; provided, however, that the foregoing shall not apply in the case of the Fund's failure to pay the Redemption Price with respect to any interests where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that the Fund may not have redeemed Preferred Interests for which a Notice of Redemption has been mailed, dividends may be declared and paid on Preferred Interests and shall include those Preferred Interests for which a Notice of Redemption has been mailed.

         (f) Interests for Which Notice of Redemption Has Been Given Are no Longer Outstanding. Provided a Notice of Redemption has been mailed pursuant to paragraph (c) of this Section 8, upon the deposit with the Paying Agent (by 10:00 a.m. (Los Angeles time) on the date fixed for redemption thereby, in immediately available funds) of funds sufficient to redeem the Preferred Interests that are the subject of such notice, dividends on such interests shall cease to accumulate and such interests shall no longer be deemed to be Outstanding for any purpose, and all rights of the Holders of the interests so called for redemption shall cease and terminate, except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount. Upon surrender (if applicable) in accordance with the Notice of Redemption of the certificates for any interests so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Paying Agent, upon receipt of such amount in immediately available funds from the Fund, to the Holders of Preferred Interests subject to redemption. In the case that fewer than all of the interests represented by any such certificate are redeemed, the certificate shall not be surrendered and shall continue to represent the unredeemed interests. The Fund shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate Redemption Price of the Preferred Interests called for redemption on such date and (ii) all other amounts to which Holders of Preferred Interests called for redemption may be entitled. Any funds so deposited that are not distributed by the Paying Agent and are unclaimed at the end of 90 days from such redemption date shall, to the extent permitted by law, be repaid to the Fund, after which time the Holders of Preferred Interests so called for redemption may look only to the Fund for payment of the Redemption Price and all other amounts to which they may be entitled.

         (g) Compliance with Applicable Law. In effecting any redemption pursuant to this Section 8, the Fund shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the Investment Company Act and applicable law, but shall effect no redemption except in accordance with the Investment Company Act and applicable law.

         (h) Fractional Preferred Interests May Be Redeemed. In the case of any redemption pursuant to this Section 8, fractional Preferred Interests may be redeemed.

9.       Liquidation Rights.

         (a) Ranking. The Preferred Interests shall rank senior to the Common Interests as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, shall rank on a parity with each other and with interests of any other preferred interests permitted hereby as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund and shall rank junior to any borrowings by the Fund including borrowings under the Credit Agreement to the extent set forth therein.

         (b) Distributions Upon Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Preferred Interests then Outstanding shall be entitled to receive and to be paid (or have set aside for payment) out of the assets of the Fund available for distribution to its limited partners, before any payment or distribution shall be made on the Common Interests or on any other class of interests of the Fund ranking junior to the Preferred Interests upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such interests plus an amount equal to all dividends thereon (whether or not earned or declared) accumulated but unpaid and all unpaid Commitment Fees and Commitment Reduction Premiums to (but not including) the date of final distribution in same day funds in connection with the liquidation of the Fund. After the payment to the Holders of the Preferred Interests of the full preferential amounts provided for in this paragraph (b), the Holders of Preferred Interests as such shall have no right or claim to any of the remaining assets of the Fund.

         (c) Pro Rata Distributions. In the event the assets of the Fund available for distribution to the Holders of Preferred Interests upon any dissolution, liquidation, or winding up of the affairs of the Fund, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (b) of this Section 9, no such distribution shall be made on account of any other preferred interests ranking on a parity with the Preferred Interests with respect to the distribution of assets upon such dissolution, liquidation or winding up, unless proportionate distributive amounts shall be paid on account of the Preferred Interests, ratably, in proportion to the full distributable amounts to which holders of all such parity interests are respectively entitled upon such dissolution, liquidation or winding up.

         (d) Rights of Junior Interests. Subject to the rights of the holders of any interests ranking on a parity with the Preferred Interests with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the Preferred Interests as provided in paragraph (b) of this
Section 9, but not prior thereto, any other classes of interests ranking junior to the Preferred Interests with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Interests shall not be entitled to share therein.

         (e) Certain Events Not Constituting Liquidation. Neither the sale of all or substantially all the property or business of the Fund, nor the merger or consolidation of the Fund into or with any legal entity or corporation nor the merger or consolidation of any legal entity into or with the Fund shall be a dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, for the purposes of this Section 9.

10.      Transfer of Preferred Interests; Certificates.

         The Preferred Interests may be sold only in reliance on an exemption from the registration requirements of the Securities Act and only to Persons who are institutional accredited investors for purposes of Regulation D under the Securities Act, subject to the prior written consent of the Fund and the Paying Agent, which consents shall not be unreasonably withheld or delayed by the Paying Agent in any case or by the Fund in the case of sales to commercial banks, savings and loan associations, insurance companies and limited liability companies and finance companies administered by the foregoing types of financial institutions or their Affiliates, but which consent may otherwise be withheld in the sole discretion of the Fund; provided, however, that subject to compliance with the legend set forth below, the Preferred Interests may be transferred to a Holder's Affiliates, liquidity providers or committed lenders without such consent. The Preferred Interests shall be transferable only in minimum denominations of $20,000,000 (based on liquidation preference) (or, if lower, the Holder's entire remaining interest in the Preferred Interests) unless being transferred to a Holder's Affiliates, liquidity providers or committed lenders; provided, however, that in no event shall (i) any of the Holder's Affiliates, liquidity providers or committed lenders be permitted to transfer to any Person that is not an Affiliate, liquidity provider or committed lender of the Holder unless in minimum denominations of $20,000,000 or such lower amount that is the sum of the Holder's and its Affiliates', liquidity providers' and committed lenders' total aggregate holdings of Preferred Interests and (ii) so long as the Fund is a partnership for U.S. federal income tax purposes, there be more than 90 Holders of Preferred Interests at any time (with three of such 90 slots being allocated to each $20,000,000 in liquidation preference of the Preferred Interests unless the Fund otherwise consents). Except as otherwise determined by the Fund, any certificate representing the Preferred Interests shall include the following legend:

         THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") OR ANY STATE SECURITIES OR "BLUE SKY" LAWS. THE HOLDER HEREOF, BY PURCHASING THE INTERESTS REPRESENTED BY THIS CERTIFICATE, AGREES FOR THE BENEFIT OF TENNENBAUM OPPORTUNITIES PARTNERS V, LP (THE "FUND") THAT THE INTERESTS REPRESENTED BY THIS CERTIFICATE ARE BEING ACQUIRED FOR ITS OWN ACCOUNT AND NOT WITH A VIEW TO DISTRIBUTION AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN

         APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH THE STATEMENT OF PREFERENCES RELATING TO THE INTERESTS AND ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND ONLY TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT. EACH PURCHASER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE WILL BE REQUIRED TO EXECUTE A PURCHASER'S LETTER RELATING TO THE INTERESTS CERTIFYING, AMONG OTHER THINGS, THAT SUCH PURCHASER IS AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT.

         In accordance with Section 5.3(b) of the Limited Partnership Agreement, each Holder of a Preferred Interest must (i) be a "United States Person" (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time and any successor thereto), or (ii) represent to the Fund that it holds its Preferred Interests in connection with its conduct of a trade or business within the United States, as determined for U.S. federal income tax purposes, and provide the Fund with a properly executed IRS Form W-8ECI with respect to its acquisition of its Preferred Interest and at such subsequent times as required by law or as the Fund may reasonably request.

         Each Holder is authorized to make (or cause to be made) appropriate notations on the grid attached to the certificate representing its Preferred Interests, which notations shall evidence, inter alia, the date of, the outstanding liquidation preference of, and the Applicable Rate applicable to, the Preferred Interests evidenced thereby. The notations on each such grid shall be prima facie evidence (absent manifest error) of the amounts owing and unpaid in respect of such Preferred Interests, but the failure to record any such amount on such grid or the inaccurate recording thereof shall not limit or otherwise affect the obligations of the Fund hereunder or the amounts payable in respect of such Preferred Interests.

11.      Preferred Partner of the Fund.

         Each registered holder of the Preferred Interests shall be automatically admitted as a Preferred Partner (as defined in the Limited Partnership Agreement) of the Fund.

12.      Miscellaneous.

         (a) Conditions Precedent. The conditions set forth in Section 4.1 of the Credit Agreement shall be satisfied as of the first Date of Original Issue.

         (b) Appendices A, B and C. Appendices A, B and C hereto are incorporated in and made a part of this Statement by reference thereto.

         (c) Fractional Interests. Fractional number of Preferred Interests may be issued in denominations not less than one ten-thousandths of a single Preferred Interest.

         (d) Status of Preferred Interests Redeemed, Exchanged or Otherwise Acquired by the Fund. Preferred Interests which are redeemed, exchanged or otherwise acquired by the Fund shall be cancelled.

         (e) Resignation by the Paying Agent. The Paying Agent may resign from the performance of all its functions and duties hereunder at any time by giving thirty (30) Business Days' prior written notice to the Fund, Moody's, S&P and the Holders. Such resignation shall take effect upon the appointment of a successor Paying Agent as provided below. Upon any such notice of resignation, the Holders of a majority of the Outstanding Preferred Interests shall appoint a successor Paying Agent hereunder (with notice of such appointment provided to the Fund, Moody's and S&P), who shall be a commercial bank, investment bank, financial institution or trust company that is, unless a Mandatory Redemption Event has occurred and is continuing, reasonably acceptable to the Fund. If a successor Paying Agent shall not have been so appointed within such thirty (30) Business Day period, the Paying Agent, with (unless a Mandatory Redemption Event has occurred and is continuing) the consent of the Fund (which consent shall not be unreasonably withheld), shall then appoint a successor Paying Agent who shall serve as Paying Agent hereunder until such time, if any, as the Holders of a majority of the Preferred Interests appoint a successor Paying Agent as provided above. If no successor Paying Agent has been so appointed by the thirtieth (30th) Business Day after the date such notice of resignation was given by the Paying Agent, the Paying Agent's resignation shall become effective and the Holders of a majority of the Outstanding Preferred Interests shall thereafter perform all the duties of the Paying Agent hereunder until such time, if any, as the Holders of a majority of the Outstanding Preferred Interests appoint a successor Paying Agent as provided above.

         (f) Payment of Expenses, etc. The Fund agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Paying Agent in connection with the negotiation, preparation, execution and delivery of the Preferred Interests and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto, (B) of the Paying Agent in connection with third party contractors hired by the Paying Agent to deliver reports, notices and other documents to the Holders and (C) of the Paying Agent and each of the Holders in connection with any enforcement of the Preferred Interests (including the reasonable fees and disbursements of (1) one counsel for the Paying Agent (which counsel shall be selected by the Paying Agent) and (2) upon prior written notice to the Fund, one counsel for all of the other Holders); (ii) pay and hold each of the Holders and the Paying Agent harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and hold each of the Holders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Holder) to pay such taxes; and (iii) indemnify each Holder and the Paying Agent, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, obligations, penalties, actions, judgments, claims, damages, costs or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Holder is a party thereto) related to the Fund, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) or (b) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any real property owned or at any time operated by the Fund, the generation, storage, transportation or disposal of Hazardous Materials at any location whether or not owned or operated by the Fund, the noncompliance of any real property owned or at any time operated by the Fund with Federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any such real property, or any Environmental Claim asserted against the Fund, or any such real property, including, in each case, the reasonable disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding in all cases any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Paying Agent or any Holder set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Fund shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. Neither the Fund nor any indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Preferred Interests. The agreements in this paragraph (f) shall survive the payment of all other amounts payable hereunder.

         (g) Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or e-mail) and mailed, e-mailed, telecopied or delivered, if to the Fund, Moody's, S&P and the Paying Agent, at its address specified on Schedule 1 hereto or, if to any Holder, at its address appearing in the record books of the Fund (provided, that any notice provided for hereunder to a Person that is not in the United States shall be by facsimile or e-mail transmission if such Person has provided current facsimile or e-mail contact information); or, at such other address as shall be designated by any such Person in a written notice to the Fund and the Paying Agent. Any such notice or communication shall be deemed to have been given or made as of: the date so delivered, if delivered personally or by overnight courier; when receipt is acknowledged, if telecopied or e-mailed; and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). The Fund and the Paying Agent hereby acknowledge that each CP Conduit has appointed a Funding Agent to act as its agent with respect to the Preferred Interests and, if applicable, the Loan Purchase Agreement or the Liquidity Agreement to which it is a party. Unless otherwise instructed by a CP Conduit, copies of all notices, requests, demands and other documents to be delivered to such CP Conduit pursuant to the terms hereof shall be delivered to the Funding Agent with respect to such CP Conduit at such address as has been notified in writing by such CP Conduit to the Fund and the Paying Agent. The Fund shall in no event be responsible for the delivery of any notice or other communication to a Holder (or its Funding Agent) that has not furnished the Fund with its correct address.

         (h) Confidentiality. Each Holder shall (and shall cause its employees, directors, agents, attorneys, accountants and other professional advisors to) hold all non-public information obtained pursuant to its holding of Preferred Interests, in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosure (i) reasonably required by any bona fide actual or potential transferee or participant in connection with the contemplated transfer of such Holder's Preferred Interests or by any Affiliate, Designated CP Conduit Committed Lender or Liquidity Provider of such Holder (including attorneys, legal advisors, accountants and consultants of any such Holder, Affiliate, Liquidity Provider or Designated CP Conduit Committed Lender or any rating agency then rating the commercial paper notes of such Holder if it is a CP Conduit) (so long as such transferee, participant or Affiliate, Liquidity Provider or Designated CP Conduit Committed Lender agrees to be bound by the provisions of this paragraph (h)), (ii) to such Holder's employees who have a need to know such information, directors, agents, attorneys, accountants and other professional advisors; provided that the confidential information shall be used solely for the purpose of administrating the holding of the Preferred Interests, including the evaluation of the Fund and its Affiliates, and such confidential information shall be used in compliance with the legal and internal control requirements of such Holder, (iii) which has been publicly disclosed other than in breach of this provision, (iv) as required or requested by any governmental agency or representative thereof or pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative, or regulatory authority, provided that unless prohibited by applicable law or court order, such Holder shall make reasonable efforts to inform the Fund reasonably in advance of any such disclosure, (v) pursuant to legal process or in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving the Preferred Interests for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with the Preferred Interests, provided that unless prohibited by applicable law or court order, such Holder shall make reasonable efforts to inform the Fund reasonably in advance of any such disclosure, or (vi) in connection with the exercise of any right or remedy hereunder; provided, that, in no event shall any Holder, any Affiliate thereof or any Liquidity Provider be obligated or required to return any materials furnished by the Fund. A Person that ceases to be a Holder shall continue to abide by the provisions of this paragraph (h). Anything herein to the contrary notwithstanding, the Fund hereby consents to the disclosure of any nonpublic information with respect to it to any rating agency, commercial paper dealer, administrator or provider of a surety, guaranty or credit or liquidity enhancement to a Holder and to any officers, directors, employees, outside accountants, advisors, and attorneys of any of the foregoing, provided each such Person has a reasonable need to know such information, uses such information solely for purposes of providing the aforementioned services or functions to such Holder and is informed of the confidential nature of such information.

         (i) Headings Not Determinative. The headings contained in this Statement are for convenience of reference only and shall not affect the meaning or interpretation of this Statement.

         IN WITNESS WHEREOF, TENNENBAUM OPPORTUNITIES PARTNERS V, LP, has caused these presents to be signed as of December 15, 2006 in its name and on its behalf by its President and attested by its Secretary. Said officers of the Fund have executed this Statement as officers and not individually, and the obligations and rights set forth in this Statement are not binding upon any such officers, or the directors or interestholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

                                         TENNENBAUM OPPORTUNITIES PARTNERS V, LP



                                         By: /s/ Howard M. Levkowitz
                                             ---------------------------------
                                             Name:  Howard M. Levkowitz
                                             Title: President



ATTEST:


/s/ Howard M. Levkowitz
---------------------------------
Name:  David Hollander
Title: Secretary


December 15, 2006


Acknowledged and agreed to as to
the provisions herein relating to its
obligations as Paying Agent

WACHOVIA CAPITAL MARKETS, LLC


By: /s/ Paul Burkhart
    -----------------------------
    Name:  Paul Burkhart
    Title: Director

                    TENNENBAUM OPPORTUNITIES PARTNERS V, LP

                                  APPENDIX A

                                   SECTION 1

Designation as to Series.

         SERIES A: A series of 25,000 Preferred Interests, liquidation preference $20,000 per interest, is hereby designated "Series A Cumulative Preferred Interests." Each of the Series A Cumulative Preferred Interests shall have such preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Limited Partnership Agreement of the Fund applicable to Preferred Interests of the Fund, as set forth in this Statement. Each Series A Cumulative Preferred Interest shall be identical. The issuance of any Series A Cumulative Preferred Interests shall be subject to the following conditions (as well as any conditions precedent or notice requirements in any applicable subscription agreement):

                         (i) before and after giving effect to such issuance,
               no Mandatory Redemption Event shall have occurred and be continuing; and

                         (ii) after giving effect to such issuance, the
               aggregate Liquidation Preference of the Series A Cumulative Preferred Interests then Outstanding shall not exceed $500,000,000.

                                   SECTION 2

         Number of Authorized Interests Per Series.

The number of authorized interests constituting Series A Cumulative Preferred Interests is 25,000.

                                   SECTION 3

         Initial Rate Periods.

         The Initial Rate Period for interests of Series A Cumulative Preferred Interests shall be the period from and including the Date of Original Issue thereof to and including the later of the last day of the calendar month in which such Date of Original Issue occurs and March 31, 2007.

                                   SECTION 4

         Date for Purposes of the Definition of "Annual Valuation Date" Contained Under the Heading "Definitions" in this Statement.

         December 31, 2006

                                   SECTION 5

         Dividend Payment Dates.

         Dividends shall be payable on the Series A Cumulative Preferred Interests on each Quarterly Date.

                                                                    Schedule 1
                                                                    ----------

                             ADDRESSES FOR NOTICES
                             ---------------------

FUND
----


Tennenbaum Opportunities Partners V, LP
Attention:  Mark K. Holdsworth
2951 28th St., Suite 1000
Santa Monica, CA 90405
Phone:   (310) 566-1004
Fax:     (310) 566-1010
Email:   mark@tennenbaumcapital.com

         With a copy to the Investment Manager:

Tennenbaum Capital Partners, LLC
c/o Tennenbaum & Co., LLC
Attention:  Howard M. Levkowitz
2951 28th St., Suite 1000
Santa Monica, CA 90405
Phone:   (310) 566-1004
Fax:     (310) 566-1010
Email:   howard@tennenbaumcapital.com


PAYING AGENT
------------


Wachovia Capital Markets, LLC
201 South College Street, NC0680
Charlotte, North Carolina 28244
Attention:   Paul Burkhart
Phone:   (704) 383-3766
Fax:     (704) 383-7979
Email:   paul.burkhart@wachovia.com

         With a copy to:

Wachovia Bank, National Association
201 South College Street
NC0680/CP8
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services
Fax:       (704) 383-0288
Telephone: (704) 715-1880

Email:     tonya.rhynemccullough@wachovia.com

Address for purposes of paragraph (e) of Section 2:

Wachovia Bank, National Association
201 South College Street
NC0680/CP8
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services
Fax:       (704) 383-0288
Telephone: (704) 715-1880
Email:     tonya.rhynemccullough@wachovia.com

         With a copy to:

Wachovia Capital Markets, LLC
201 South College Street, NC0680
Charlotte, North Carolina 28244
Attention: Paul Burkhart
Phone:     (704) 383-3766
Fax:       (704) 383-7979
Email:     paul.burkhart@wachovia.com


RATING AGENCIES
---------------


Moody's Investors Service, Inc.
99 Church Street
New York, NY  10007
Attention: CBO/CLO Monitoring
Phone:     (212) 553-4173
Fax:       (212) 553-0355

         With a copy to:

Moody's Investors Service
99 Church Street
New York, New York 10007
Attention: Asset Backed Commercial Paper Group
Fax:       (212) 553-0881


Standard & Poor's Ratings Services
CDO Surveillance
55 Water Street, 42nd Floor
New York, NY 10041-0003
Phone:   (212) 438-1000